Frank Capital Partners LLC

Trading Policies and Procedures

Policy

As an adviser and a fiduciary, our clients' interests must always be placed first and foremost, and our trading practices and procedures must prohibit unfair trading practices and seek to disclose and avoid any actual or potential conflicts of interest or resolve such conflicts in the client's favor.

Our firm has adopted the following policies and practices to meet the firm's fiduciary responsibilities and to insure our trading practices are fair to all clients and that no client or account is advantaged or disadvantaged over any other.

Also, our trading practices are generally disclosed in our Form ADV Part II provided to prospective clients and annually offered to clients.

Background

As a fiduciary, many conflicts of interest may arise in the trading activities on behalf of our clients, our firm and our employees, and must be disclosed and resolved in the interests of the clients. In addition, securities laws, insider trading prohibitions and the Advisers Act, and rules thereunder, prohibit certain types of trading activities.

Aggregation

The aggregation or blocking of client transactions allows an adviser to execute transactions in a more timely, equitable, and efficient manner and seeks to reduce overall commission charges to clients.

Our firm's policy is to aggregate client transactions where possible and when advantageous to clients. In these instances clients participating in any aggregated transactions will receive an average share price and transaction costs will be shared equally among clients.

The firm’s code of ethics addresses situations where conflicts may arise between the adviser, its employees or principals ("proprietary accounts") and client transactions. Special policies and procedures are implemented in the code of ethics that address these conflicts.

Allocation

As a matter of policy, an adviser's allocation procedures must be fair and equitable to all clients with no particular group or clients being favored or disfavored over any other clients.

Our policy prohibits any allocation of trades in a manner that our proprietary accounts, affiliated accounts, or any particular client(s) or group of clients receive more favorable treatment than other client accounts.

Our policy is to fairly and equitably allocate transactions. In the case where an order is partially filled, the shares are distributed pro-rata to clients.

IPOs

Initial public offerings ("IPOs") are offerings of securities which frequently are of limited size and limited availability. IPOs may also become "hot issues" which are offerings that trade at a premium above the initial offering price. We do not invest in IPOs.

Trade Errors

As a fiduciary, we have the responsibility to effect orders correctly, promptly and in the best interests of our clients. In the event any error occurs in the handling of any client transactions, due to our actions, or inaction, or actions of others, our policy is to seek to identify and correct any errors as promptly as possible without disadvantaging the client or benefiting ourselves in any way.

If the error is our responsibility, any client transaction will be corrected and we will be responsible for any client loss resulting from an inaccurate or erroneous order.

Our policy and practice is to monitor and reconcile all trading activity, identify and resolve any trade errors promptly, and document each trade error.

Responsibility

Alfred C. Frank has the responsibility for the implementation and monitoring of our trading policies and practices, disclosures and recordkeeping for the firm.

Procedure

We have adopted various procedures to implement the firm's policy and reviews to monitor and insure the firm's trading policies are observed, implemented properly and amended or updated, which may be summarized as follows:

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Continuous monitoring of our trading practices.

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Periodic reviews of our Form ADV Part II, advisory agreements, and other materials for appropriate disclosures of the firm's trading practices and any conflicts of interests.

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